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                                                                    EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Amendment No. 1 Registration Statement No. 333-109092 of Phoenix Footwear Group, Inc. on Form S-3 of our report dated February 6, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding an accounting change for goodwill), appearing in the Annual Report on Form 10-K of Phoenix Footwear Group, Inc. for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York
October 24, 2003